Umbrla, Inc.

Consolidated Financial Statements

December 31, 2020 and 2019

armanino

UMBRLA, INC.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

armanino

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Umbrla, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Umbrla, Inc. (the "Company") as of December 31, 2020 and 2019, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Armanino LLP

Armanino LLP
We have served as the Company's auditor since 2020.
Woodland Hills, California
June 7, 2021

Umbrla, Inc.
Consolidated Balance Sheets
December 31, 2020 and 2019
(in thousands)

Assets	**December 31, 2020**	**December 31, 2019**
Cash and cash equivalents	$ 956	$ 480
Accounts receivable, net	2,294	2,182
Inventory	9,632	4,474
Prepaid expenses and other current assets	564	480
Total current assets	13,446	7,616
Property and equipment, net	2,060	1,004
Goodwill	1,700	-
Intangible assets	12,359	-
Other assets	952	4,033
Total assets	$ 30,517	$ 12,653
Liabilities and Stockholders' Equity		
Accounts payable	$ 3,502	$ 5,521
Accrued expenses	861	533
Other current liabilities	4,654	1,181
Current portion of convertible notes payable, net	390	-
Total current liabilities	9,407	7,235
Line of credit	2,250	-
Payroll Protection Program loans	560	-
Long-term portion of convertible notes payable, net	52	-
Derivative liability	1,335	-
Other liabilities	5,380	2,875
Total liabilities	18,984	10,110
Stockholders' Equity		
Common stock, $0.0001 stated value. 250,000,000 shares authorized as of December 31, 2020 and 2019; 117,788,170 and 74,652,142 shares issued and outstanding as of December 31, 2020 and 2019, respectively	12	8
Additional paid-in capital	19,042	7,055
Accumulated deficit	(7,521)	(4,520)
Total stockholders' equity	11,533	2,543
Total Liabilities and Stockholders' Equity	$ 30,517	$ 12,653

See Notes to Consolidated Financial Statements

Umbrla, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2020 and 2019 *(in thousands)*

	2020	2019
Revenues	$ 40,696	$ 22,732
Cost of goods sold	31,570	20,449
Gross profit	9,126	2,283
Operating expenses		
General and administrative (includes $454 and $265 rent expense paid to related parties in 2020 and 2019, respectively)	9,884	4,136
Sales and marketing	2,855	1,467
Total operating expenses	12,739	5,603
Loss from operations	(3,613)	(3,320)
Interest and other income (expense)		
Interest income (expense)	(743)	60
Bargain purchase on purchase of business	4,982	-
Other income (expense)	(239)	(19)
Total interest and other income	4,000	41
Income (loss) before provision for income taxes	387	(3,279)
Provision for income taxes	3,274	1,333
Net loss	$ (2,887)	$ (4,612)

Umbrla, Inc.
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2020 and 2019 *(in thousands)*

	Common Stock Shares		Common Stock Amount		Additional Paid-in-Capital		Retained Earnings (Accumulated Deficit)		Total Stockholders' Equity
Balance, 12/31/2018	-	$	-	$	-	$	157	$	157
Shares issued	74,652,142		8		7,042		-		7,050
Stock-based compensation expense	-		-		13		-		13
Dividends	-		-		-		(65)		(65)
Net loss	-		-		-		(4,612)		(4,612)
Balance, 12/31/2019	74,652,142	$	8	$	7,055	$	(4,520)	$	2,543
Shares issued	43,136,028		4		3,964		-		3,968
Stock-based compensation expense	-		-		2,707		-		2,707
Issuance of warrants	-		-		5,316		-		5,316
Dividends	-		-		-		(114)		(114)
Net loss	-		-		-		(2,887)		(2,887)
Balance, 12/31/2020	177,788,170	$	12	$	19,042	$	(7,521)	$	11,533

Umbrla, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019 *(in thousands)*

		2020		2019
Cash Flows from Operating Activities:				
Net loss	$	(2,887)	$	(4,612)
Adjustments to reconcile net loss to net cash provided by operating activities				
Gain on sale of assets		(35)		-
Depreciation and amortization		676		10
Amortization of debt discount		442		-
Stock-based compensation		2,707		13
Change in operating assets and liabilities: (Increase) Decrease:				
Accounts receivable		434		(1,864)
Inventory		(3,185)		(4,338)
Prepaid expenses and other current assets		347		(474)
Other assets		765		(3,770)
Accounts payable		(3,605)		5,253
Accrued expenses		224		211
Other current liabilities		3,010		1,714
Other liabilities		2,505		1,996
Net cash provided by (used in) operating activities		1,398		(5,861)
Investing Activities				
Purchases of property and equipment		-		(675)
Proceeds from sale of assets		1,184		-
Bargain purchase on purchase of business		(4,982)		-
Purchases of businesses, net of cash acquired		531		-
Net cash used in investing activities		(3,267)		(675)
Financing Activities				
Proceeds from issuance of convertible notes payable		3,961		-
Proceeds from Payroll Protection Program loans		560		-
Payments on notes payable		(1,372)		-
Discount on convertible notes payable		(1,335)		-
Dividends paid		(114)		(65)
Proceeds from issuance of common stock		645		7,050
Net cash provided by financing activities		2,345		6,985

Umbrla, Inc.
Consolidated Statements of Cash Flows (continued)
For the Years Ended December 31, 2020 and 2019 *(in thousands)*

		2020		2019
Net change in cash and cash equivalents	$	476	$	449
Cash and cash equivalents at the beginning of the year		480		31
Cash and cash equivalents at the end of the year	$	956	$	480
Supplemental Disclosure of Cash Flow Information:				
Cash paid for interest	$	175	$	9
Cash paid for income taxes	$	216	$	-
Non-Cash Investing and Financing Activities				
Fair value of warrants issued	$	5,316	$	-
Discount on warrants issued	$	(2,626)	$	-
Increase in derivative liability due to borrowings	$	1,335	$	-
Fair value of common stock issued to purchase businesses	$	3,323	$	-

Umbrla, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019
(in thousands, except share and per share data)

Note 1. Description of Business and Basis of Presentation

Description of Business and Organization

Umbrla, Inc. ("Umbrla" or the "Company"), is a leading cannabis multi-state operator, and the parent company of multiple cannabis lifestyle brands spanning consumer products and retail. As of December 31, 2020, the Company operates exclusively in California and Oregon.

The Company is home to Korova, a market leader in high potency products across multiple product categories, currently available in California, Oregon, Arizona, and Oklahoma. Other Company brands include Cabana, a boutique cannabis flower brand, and Sticks, a mainstream value-driven cannabis brand, active in California and Oregon. The Company's brands focus on customer experience, product innovation, and organic brand building.

The Company operates two dispensaries in California, collectively referred to as "The Spot", whose focus is on retail sales and delivery service built on the consumer experience. Additionally, the Company operates four subsidiaries in California and Oregon, which focus on product distribution. These include LTRMN Inc., which serves customers between California and Oregon out of licensed facilities in Portland, Los Angeles, Orange, and Sonoma County.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Note 2. Summary of Significant Accounting Policies

Basis of Consolidation

As of December 31, 2020, the Company has established the following wholly-owned subsidiaries used to fulfill its principal activities. All significant inter-company transactions and balances have been eliminated in consolidation.

Entity Name	**Principal Activity**
Umbrla, Inc.	Operating company
Four Twenty Greenstreet, Inc.	Retail sales based in Santa Ana, California.
The 10 Spot, Inc.	Retail sales based in Santa Ana, California.
LTRMN CA, Inc.	Distribution management company for California market
BRND House, Inc.	Sales, Marketing, and Intellectual Property arm of California distribution
LTRMN, Inc.	Distribution for Oregon market
Blue Ribbon Holding Co, Inc.	Sales, Marketing, and Intellectual Property arm of LTRMN, Inc.

Going Concern

The Company's financial statements have been prepared on a going concern basis, which contemplates the Company's ability to meet its obligations over the next twelve months of operations in the normal course of business. As a high growth and early stage business, the Company's ability to continue as a going concern is dependent on its ability to secure financing, either debt or equity, to meet its growing operational needs and obligations.

As an early stage company, the Company has experienced negative cash flows from its operations in recent years. The Company will need additional capital raises in order to continue its growth strategy. Management is working to raise additional capital through various potential options, including but not limited to, equity and debt financings, and strategic alliances. While the Company has been successful in raising capital in the past, there is no assurance it will be successful in closing further financing transactions in the future. Management notes that additional equity financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments. Additionally, there are risks and uncertainties surrounding the timing of the close of our pending acquisition. See *Note 16: Subsequent Events*.

Emerging Growth Company

The Section 102(b)(1) of the Jumpstart Our Business Startups Act ("JOBS Act") exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Risks and Uncertainties

The Global Pandemic and Coronavirus Response: On January 30, 2020, the World Health Organization declared the coronavirus outbreak a "Public Health Emergency of International Concern" and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the areas in which the Company operates.

As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic's impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond the Company's knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although the Company has used the best current information available in its estimates, actual results could materially differ from the estimates and assumptions developed by management.

(in thousands, except share and per share data)

A wave of state legalization of cannabis can be expected, but visibility on timing will vary. Industry and market reports estimate that even without federal legalization, the US cannabis market would grow +32% year over year in 2021 and +25% year over year in 2022. Additionally, the risks and uncertainties stemming from the COVID-19 pandemic continue to impact the industry and the Company's business.

Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, the Company may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company's most significant estimates and judgments involve valuation of share-based compensation, including the fair value of common stock, the valuation of the convertible notes payable derivative liability, and the valuation of business combinations, including the fair values and useful lives of acquired assets and assumed liabilities. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company's financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash deposits at financial institutions and highly liquid investments with original maturities of three months or less.

The Company maintains cash in bank accounts which at times may exceed the federally insured limit of $250,000. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to significant credit risk relating to cash because the Company maintains its cash with high credit quality financial institutions. At December 31, 2020 and 2019, the Company had no deposits over the federally insured limits.

Accounts Receivable, Net

The Company records accounts receivable at the gross invoice amount, net of any allowance for doubtful accounts. Accounts receivable consists of customer obligations due under normal trade terms, generally requiring payment within 30 days of the invoice date, with some third-party distributors granted extended payment terms, generally not to exceed 90 days. Accounts receivable are generally considered to be past due, with certain exceptions, when the balance is outstanding for more than 60 days. Management performs ongoing credit evaluations of its customers considering certain factors, including the credit risk of specific customers, historical trends, and other information.

The Company maintains an allowance for potential credit losses. The allowance for doubtful accounts is determined by considering a number of factors, including the length of time the account is past due, the Company's previous history with the customer, the customer's current ability to pay its obligation, and the general economy and industry as a whole. Past due receivable balances are written-off when internal collection efforts have been unsuccessful. As of December 31, 2020 and 2019, there was an allowance of doubtful accounts of $173 and $115, respectively.

Inventory

Inventory, which consists primarily of raw materials, packaging, work in progress, and finished goods, is stated at the lower of cost or net realizable value. Cost is determined on the first-in, first-out ("FIFO") method of accounting. The Company periodically reviews physical inventory for excess, obsolete, and potentially impaired items. Provisions for excess and obsolete inventory is based on expected future use and on an assessment of market conditions.

Raw materials consist of material for production, work-in-progress consists of raw materials, labor, and overhead expenses associated with cultivation and production, and finished goods consist of cannabis products sold in retail.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include primarily prepaid insurance, advertising, and service or other contracts which are expected to be recognized or realized within the next 12 months.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

Machinery and equipment	5 to 7 years
Leasehold improvements	5 to 39 years
Furniture and fixtures	5 to 7 years
Computers, software and related equipment	5 years

The Company capitalizes additions, renewals, and improvements greater than $500 while repairs and maintenance are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is recorded in the consolidated statement of operations as a component of other (expense) income, net.

Intangible Assets

Intangible assets with definite useful lives are comprised of customer relationships, trademarks, and state licenses for the cultivation and manufacture of both medical and recreational marijuana products. In accordance with Accounting Standards Codification ("ASC") 360, *Property, Plant, and Equipment*, intangible assets with definite useful lives continue to be subject to amortization and are stated at historical cost and amortized cost over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. The approximate useful lives for amortization of our intangible assets are as follows:

Customer relationships	3 to 5 years
Trademarks, patent and other	2 to 8 years
Dispensary licenses	14 years

Intangible assets with indefinite useful lives are comprised of intellectual property. In accordance with ASC 360, *Property, Plant, and Equipment*, intangible assets with indefinite useful lives are not subject to amortization and are tested annually for impairment or more frequently if events and circumstances indicate the asset might be impaired.

An annual impairment test is performed in the fourth quarter of each fiscal year or upon significant changes in the Company's business environment. Indefinite-lived intangible assets are considered impaired if the carrying value of the assets exceeds the estimated fair value of the assets. The Company performed the annual impairment test in the fourth quarters of 2019 and 2020 and determined that there was no indefinite-lived intangible asset impairment as of the testing dates.

(in thousands, except share and per share data)

Goodwill, Net

Goodwill represents the excess purchase price over the fair value of net assets of businesses acquired in a business acquisition. In accordance with ASC-350, *Intangibles-Goodwill and Other*, goodwill and other intangible assets with indefinite useful lives are no longer subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate the asset might be impaired.

An annual impairment test is performed in the fourth quarter of each fiscal year or upon significant changes in the Company's business environment. Goodwill impairment testing is performed at the reporting unit level and is considered impaired if the carrying value of net assets exceeds the estimated fair value of the reporting unit. The Company performed the goodwill impairment test in the fourth quarters of 2019 and 2020 and determined that there was no goodwill impairment as of the testing dates.

Fair Value of Financial Instruments

ASC 820, *Fair Value Measurements and Disclosures* ("ASC 820"), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level III) unobservable inputs in which there is little or no market data which requires management to develop its own assumptions. This hierarchy requires the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Business Combinations

The Company accounts for its business acquisitions in accordance with ASC 805-10, *Business Combinations*. The Company allocates the total cost of the acquisition to the underlying net assets based on their respective estimated fair values. As part of this allocation process, the Company identifies and attributes values and estimated lives to the intangible assets acquired. These determinations involve significant estimates and assumptions regarding multiple, highly subjective variables, including those with respect to future cash flows, discount rates, asset lives, and the use of different valuation models, and therefore require considerable judgment. The Company's estimates and assumptions are based, in part, on the availability of listed market prices or other transparent market data. These determinations affect the amount of amortization expense recognized in future periods. The Company bases its fair value estimates on assumptions it believes to be reasonable but are inherently uncertain.

Revenue Recognition

The Company's revenues are derived from product sales to distributors and retail dispensaries. manufacturing, distributing, licensing and retailing cannabis lifestyle products in the states of operation, California and Oregon. The Company recognizes revenue in accordance with ASC 606, *Revenue from Contracts with Customers* ("ASC 606"), which provides for a five-step process to recognize revenue and, in so doing, requires management to use judgment and estimates which may differ from previous U.S. GAAP. The 5-steps include (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract(s), (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract(s), (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from retail dispensaries is recorded when the customers obtain control of the products, which is deemed to be the time customers take possession of the product. Revenue from retail dispensaries is recognized net of discounts, rebates, promotional adjustments, price adjustments and returns. Upon customer purchase, the Company has no further performance obligations and collection is assured as sales are paid for at time of purchase.

(in thousands, except share and per share data)

Revenue related to distribution customers is recorded when the customer is determined to have taken control of the product. This determination is based on the customer specific terms of the arrangement and gives consideration to factors including, but not limited to, whether the customer has an unconditional obligation to pay, whether a time period or event is specified in the arrangement and whether the Company or customer can mandate the return or transfer of the products.

Taxes on Product Sales

Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities, with the collected taxes recorded as current liabilities until remitted to the relevant government authority.

Cost of Goods Sold

The Company's cost of goods sold includes the costs directly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles, and concentrates, as well as packaging and delivery costs. It also includes the labor and overhead costs incurred in producing cannabis flower and cannabis-derived products. Overhead expenses include allocations of rent, administrative salaries, utilities, and related costs.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, *Other Expenses - Advertising Cost*. Advertising expenses for the years ended December 31, 2020 and 2019 totaled approximately $890 and $732, respectively.

Convertible Notes Payable

The Company has issued convertible notes payable, which are convertible upon the Company obtaining additional equity financing, or in some cases, a change in control. At such time, the note holder will receive a calculated number of shares based on the additional equity financing. The Company carries the convertible note liability at the outstanding principal balance, net of debt discounts, which approximates fair value.

The convertible notes are principally a debt financial instrument host containing embedded features and /or options. ASC 815, *Derivatives and Hedging* requires companies to bifurcate conversion options from the debt hosts and recognize them as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements. To the extent it is meaningful, the "other income (expense) component" of the convertible note fair value adjustment is presented in a single line in the consolidated statement of operations, as provided for by ASC 825, *Financial Instruments*.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, *Income Taxes*, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows accounting guidance issued by the Financial Accounting Standards Board ("FASB") related to the application of accounting for uncertainty in income taxes. Under this guidance, the Company assess the likelihood of the financial statement effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date.

(in thousands, except share and per share data)

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, *Compensation — Stock Compensation*, under which shared based payments that involve the issuance of common stock to employees and nonemployees and meet the criteria for equity-classified awards are recognized in the financial statements as salaries expense based on the fair value on the date of grant. The Company issues stock option awards to employees and nonemployees.

The Company utilizes the fair value method of accounting for stock options granted to employees which requires the recognition of compensation expense for costs related to all share-based payments, including stock options. The fair value method requires companies to estimate the fair value of share-based payment awards on the grant date using the Black-Scholes option pricing model. The Company adopted the guideline or comparable publicly traded company methodology within the market approach. This method requires nonpublic entities to develop relevant market multiples and ratios, using metrics such as earnings before interest and taxes, depreciation and amortization, net income and/or tangible book value. These multiples and values are then applied to the Company's corresponding financial metrics. Since no two companies are perfectly comparable, premiums or discounts may be applied to the subject company's metrics if its position in its industry is significantly different from the position of the guideline companies, or if its intangible attributes are significantly different.

Concentration of Credit Risk and Significant Customers

The Company provides credit in the normal course of business to customers located throughout the U.S. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. There were no customers that comprised more than 10.0% of the Company's revenue for the years ended December 31, 2020 and 2019.

The Company sources cannabis products for retail and production from various vendors. However, as a result of regulations in the State of California, the Company's California retail distribution and production operations must use vendors licensed by the state. As a result, the Company is dependent upon the licensed vendors in California to supply products. If the Company is unable to enter into a relationship with sufficient members of properly licensed vendors, the Company's sales may be impacted. During the years ended December 31, 2020, the Company did not have any concentration of vendors for inventory purchases. However, this may change depending on the number of vendors who receive appropriate licenses to operate in the State of California.

Recent Accounting Pronouncements Issued and Adopted

ASC 606 Revenue Recognition: The Company has adopted the new accounting standard ASC 606, *Revenue from Contracts with Customers* ("ASC 606"). ASC 606 is designed to have companies recognize revenue when goods or services are provided to customers in amounts that reflect the consideration to which an entity would normally expect to receive for similar goods or services. ASC 606 provides for a five-step process to define and quantify this goal and, in so doing, requires management to use judgment and estimates which may differ from previous U.S. GAAP. Such differences may include the identification of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each performance obligation. ASC 606 also provides for the capitalization of cost to obtain and fulfill a contract with a customer, which is codified as ASC 340-40, *Other Assets and Deferred Costs — Contracts with Customers*. The Company adopted this standard as of January 1, 2020, which did not have a material impact on the Company's consolidated financial statements.

ASC 718 Compensation – Stock Compensation: In June 2018, the FASB issued ASC 718, *Compensation — Stock Compensation* ("ASC 718"), as part of its simplification initiative to identify and refine areas where cost and complexity can be refined while providing more useful information to users of financial statements. The new guidance requires equity classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the previous guidance. The Company adopted this standard as of January 1, 2020, which did not have a material impact on the Company's consolidated financial statements.

(in thousands, except share and per share data)

Recent Accounting Pronouncements Issued, Not Yet Adopted

ASC 842 Leases: In February 2016, the Financial Accounting Standards Board (FASB) issued a new lease accounting standard ASC 842: *Leases* ("ASC 842"). This new standard requires lessees to record assets and liabilities on the balance sheet for all leases with a lease term of 12 months or longer. Subsequently, the FASB issued ASU No. 2018-10, *Codification Improvements to Topic 842, Leases*, ASU No. 2018-11, *Targeted Improvements*, ASU No. 2018-20, *Narrow-Scope Improvements for Lessors*, and ASU 2019-01, *Codification Improvements*, to clarify and amend the guidance in ASC 842. The new standard increases transparency and comparability by requiring the recognition of right-of-use ("ROU") assets and lease liabilities on the balance sheet.

The new standard requires organizations to recognize the ROU asset and lease liabilities by lessees for those classified as an operating lease under ASC 840. The Company will also need to consider the effect deferred rent will have on the calculation. Under ASC 840, the Company identified deferred rent to be immaterial. As such, the Company has accounted for deferred rent being immaterial under ASC 842. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company will be required to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available.

The Company elected the private company deadline and plans to adopt ASC 842 as of January 1, 2022 using the modified retrospective approach. Under this approach the Company anticipates electing the package of practical expedients permitted under the transition guidance within the new standard, which will allow the Company to carry forward the historical determination of contracts as leases, the associated lease classifications, and not need to reassess initial direct costs for historical lease arrangements. In addition, the Company plans to implement internal controls and key system functionality to enable the preparation of financial information. The Company is evaluating the impact of this ASU on its consolidated financial statements. The adoption of this ASU will likely have a material impact on the consolidated financial statements, most notably the recognition of ROU assets and offsetting lease liabilities on the consolidated balance sheet. There is no material impact expected on the consolidated statement of operations.

Note 3: Inventory

Inventory as of December 31, 2020 and 2019 consisted of the following:

	2020	2019
Raw materials	$ 4,329	$ 2,663
Finished goods	5,303	1,811
Total Inventory	$ 9,632	$ 4,474

(in thousands, except share and per share data)

Note 4. Property and Equipment, Net

Property and equipment, net consisted of the following at December 31, 2020 and 2019:

	2020	2019
Land and building	$ 127	$ 63
Machinery and equipment	1,477	499
Furniture and fixtures	48	29
Leasehold improvements	774	605
Computers, software and related equipment	30	11
	2,456	1,207
Accumulated depreciation	(396)	(203)
Property and equipment, net	$ 2,060	$ 1,004

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 totaled approximately $193 and $10, respectively.

Note 5. Intangible Assets and Goodwill

Intangible Assets, Net

The following is a summary of intangible assets and accumulated depreciation:

	December 31,	
	2020	2019
Amortizing intangible assets:		
Customer relationships	$ 2,580	$ -
Trademarks, patent and other	530	
Dispensary licenses	3,600	-
Gross carrying amount	6,710	-
Less accumulated amortization	(485)	-
Total intangible assets, net	6,225	-
Indefinite-lived intangible assets		
Trade names	3,543	-
Total indefinite-lived intangible assets	3,543	-
Tax effect of basis difference	2,591	-
Total intangible assets, net	$ 12,359	$ -

Amortization expense for the years ended December 31, 2020 and 2019 was $483 and zero, respectively.

Future amortization of the Company's intangible assets is as follows for the year ended December 31:

		(in thousands)
2021	$	1,008
2022		1,008
2023		1,008
2024		683
2025		306
Thereafter		2,212
Total future amortization	$	6,225

Goodwill

The below table summarizes the change in the carrying amount of goodwill during the year ended December 31, 2020:

		(in thousands)
Balance at December 31, 2019	$	-
Goodwill acquired		1,700
Impairment		-
Balance at December 31, 2020	$	1,700

An annual impairment test is performed in the fourth quarter of each fiscal year or upon significant changes in the Company's business environment. Goodwill impairment testing is performed at the reporting unit level and is considered impaired if the carrying value of net assets exceeds the estimated fair value of the reporting unit. The Company performed the goodwill impairment test in the fourth quarters of 2019 and 2020 and determined that there was no goodwill impairment as of the testing dates.

Note 6. Debt

Convertible Notes Payable

During 2020, the Company issued $3,961 of senior secured convertible notes, pursuant to a Senior Secured Convertible Note Purchase Agreement. The convertible notes are convertible at the option of a majority of the note holders at the maturity date, or in some cases, a change in control. Proceeds from the convertible notes' issuances were primarily used to fund the Company's operations during these periods.

(in thousands, except share and per share data)

At December 31, 2020 and 2019, the carrying value of convertible notes payable, which approximates fair value, was as follows:

	December 31,	
	2020	2019
Convertible notes payable	$ 3,961	$ -
Debt discount recognized	(1,335)	-
Warrant discount recognized	(2,626)	-
Debt discount amortized	442	-
Net convertible notes payable	442	-
Less: current portion	390	-
Convertible notes payable, net of current	$ 52	$ -

The convertible notes consist of $3,961 of senior secured convertible notes resulting from three note issuances under the same Note Purchase Agreement, with 18-month maturities ranging from December 2021 to May 2022, unless earlier converted upon a change in control event in accordance with the agreement. The notes bear simple interest at a rate of 12%. Interest on the notes is accumulated until the earlier of maturity or a transaction that triggers exercise of the conversion feature. The notes are Senior Secured Convertible Notes and have collateral preference in the event of a liquidation event.

The convertible notes provide for four distinct resolutions: at maturity, the outstanding principal and accrued interest shall be paid in (a) cash, or at the election of majority of principal noteholders, (b) the most senior equity securities of the Company at $0.20 per share. Additionally, following certain corporate transactions, including a change in control, the outstanding principal and accrued interest shall be paid in (c) cash, or at the election of majority of principal noteholders, (d) the most senior equity securities of the Company at $0.20 per share. The conversion options to the Company's most senior equity securities were evaluated as embedded features requiring bifurcation as separately recorded derivative instruments. The cash settlement options did not require bifurcation as embedded derivatives. The Company calculated the fair value of the bifurcated derivative liability of approximately $1,300 as of the issuance dates. The fair value of the bifurcated derivatives of the convertible notes was recorded as a debt discount, which is being amortized to interest expense over the life of the respective convertible notes. Accordingly, the Company recognized the following with respect to its convertible notes for the years ending:

	December 31,	
	2020	2019
Debt discount recognized	$ 1,335	$ -
Debt discount amortized	$ 442	$ -

The fair value of the derivative components of the convertible notes were determined using a Black-Scholes model with the following key inputs:

Expected dividend yield	0.0%
Stock price volatility	114%
Expected term	18 months
Risk-free interest rate	0.11% - 0.18%

(in thousands, except share and per share data)

Line of Credit

On October 30, 2020, the Company entered into a line of credit agreement with Bespoke Financial, Inc. The line of credit was for the lesser of a maximum draw amount of $3,000 and a borrowing base consisting of eligible accounts receivable, inventory, and cash that serves as collateral. The line of credit has an initial term of one year and matures on October 30, 2021. The line of credit had an outstanding principal balance of $2,250 at December 31, 2020. The outstanding principal balance is payable over the initial term and accrues interest at a rate of 2.9% per 30 days. On March 31, 2021, the Company entered into an amended credit agreement which extended the maturity date one year. Please refer to *Note 17: Subsequent Events* for further detail.

Payroll Protection Program ("PPP") Loans

Additionally, in May 2020 the Company received loans under the Paycheck Protection Program ("PPP Loans") offered by the U.S. Small Business Administration ("SBA") in a principal amount of $560, pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act"). The PPP Loan proceeds are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; rent; utilities; and interest on certain other outstanding debt. The amount that will be forgiven will be calculated in part with reference to the Company's full- time headcount during the eight-week period following the funding of the PPP Loans. The interest rate on the PPP Loans is a fixed rate of 1% per annum. To the extent that the amounts owed under the PPP Loans, or a portion of them, are not forgiven, the Company will be required to make principal and interest payments in monthly installments beginning seven months from April 2020. The PPP Loans mature in two years. The PPP Loans include events of default. Upon the occurrence of an event of default, the lender will have the right to exercise remedies against the Company, including the right to require immediate payment of all amounts due under the PPP Loans.

Note 7. Fair Value Measurements

Fair Value Considerations

Convertible notes payable derivative liabilities

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations

Quoted prices in active markets for identical assets and liabilities.

Level 2 valuations

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 valuations

Significant inputs to the valuation model are unobservable.

The Company follows the provisions of ASC 820 with respect to its financial instruments. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Derivative financial instruments which are required to be measured at fair value on a recurring basis under ASC 815 are measured at fair value using Level 3 inputs for all periods presented. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

(in thousands, except share and per share data)

Existing financial instruments requiring Level 3 valuation consisted of the derivative liabilities from the convertible notes. No events occurred during the year ended December 31, 2020 that required the related derivative liabilities of these notes to be revalued subsequent to issuance.

The carrying value of the derivative financial instruments is recorded as derivative liability on the consolidated balance sheets. The embedded derivative liabilities are entirely related to the issuance of convertible notes. The following table summarizes the Company's financial instruments recorded at fair value at December 31:

	2020			
	Level 1	**Level 2**	**Level 3**	**Total**
Derivative liability	$ -	$ -	$ 1,335	$ 1,335
Total	$ -	$ -	$ 1,335	$ 1,335

The fair value of the derivative liabilities is estimated using a probability weighted assessment of the settlement value. The significant unobservable inputs to the fair value calculation are the estimated probability that settlement will occur as well as the timing of such settlement. These are subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, these techniques are highly volatile and sensitive to changes in inputs. Because derivative financial instruments are initially and subsequently carried at fair values, the Company's income will reflect the volatility in these estimate and assumption changes.

Note 8. Equity

Common Stock

The Company is authorized to issue 250,000,000 shares of $0.0001 par value common stock. Holders of the Company's common stock are entitled to voting rights. At December 31, 2020, there were 117,788,170 shares of common stock issued and outstanding.

Warrants

In connection with the Senior Secured Convertible Note Purchase Agreement, the Company issued and delivered to each note holder (a) a warrant to purchase common stock for the number of shares of common stock equal to two and one-half times (2.5x) the amount of the convertible note investment, which shall each have a warrant exercise price equal to $0.01 per share, and (b) a warrant to purchase common stock for the number of shares of common stock equal to two and one-half times (2.5x) the amount of the convertible note investment, which shall each have a warrant exercise price equal to $0.28 per share. Upon issuance, the warrants to purchase common stock shall be exercisable for a cash payment any time prior to the five-year anniversary of the issuance date.

Additionally, in connection with the issuance of the convertible notes, the Company issued and delivered to the existing investors who invested an additional agreed upon amount, an anti-dilution warrant to purchase common stock for the number of shares of common stock equal to one and one-half times (1.5x) the amount of each purchasers prior investment amount, which shall each have a warrant exercise price equal to $0.01 per share. Upon issuance, the warrants to purchase common stock shall be exercisable for a cash payment any time prior to the five-year anniversary of the issuance date.

There were no warrant exercises during the year ended December 31, 2020.

Significant assumptions used in the valuation of the warrants include term of five years, risk-free rate interest rate equivalent to a U.S Treasury note with the same duration as of the issuance date, and a volatility of approximately 114%.

(in thousands, except share and per share data)

Note 9. Stock-based compensation

On May 15, 2019, the Company adopted the Umbrla, Inc. 2019 Equity Incentive Plan ("the Plan"), which authorized the issuance of up to 18,000,000 shares of common stock to employees, directors, and consultants of the Company, in the form of restricted stock, stock appreciation rights, and stock options. The Plan was subsequently amended in March and October 2020, which increased the authorized issuance to 55,000,000 shares of common stock. As of December 31, 2020 and 2019, there were 13,394,436 and 18,000,000 shares, respectively, available for issuance pursuant to future grants under the Plan.

The amount and terms of grants are determined by the Board. The stock options granted under the Plan generally expire within 10 years from the date of grant and generally vest over a service period. The vesting provisions of potions may vary under the Plan and may be subject to other terms, conditions, performance, or other criteria.

The following table summarizes stock option activity for the year ended December 31, 2020 and 2019:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Contractual Life	Aggregate Intrinsic Value of In-the-Money Options
Options outstanding, December 31, 2019	$ -	$ -		
Options granted	$ 41,723,064	$ 0.21		
Options exercised	$ -	$ -		
Options forfeited, expired	$ (117,500)	$ 0.20		
Options outstanding, December 31, 2020	$ 41,605,564	$ 0.21	9.8 years	-
Options exercisable, December 31, 2020	$ 29,596,701	$ 0.21	9.6 years	-

The Company recognized stock-based compensation expense for the year ended December 31, 2020 totaling approximately $2,707. As of December 31, 2020, the Company has $3,178 of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 2.6 years.

The aggregate intrinsic value of options exercised during the year ended December 31, 2020 was zero, and the aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2020 was $5,885.

The Company estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. Each of the Black-Scholes inputs generally require significant judgement, including the assumptions discussed below.

- Given the absence of a publicly traded market, the Board considers various subjective factors to determine the fair value of the Company's common stock at each meeting awards were approved. These factors include but are not limited to contemporaneous third-party valuations of its common stock, the lack of marketability of common stock and the likelihood of achieving a liquidity event such as an IPO or sale of the Company.
- The expected term represents the period that the Company's stock options are expected to be outstanding and is determined based on the "simplified" method, as prescribed in SEC Staff Accounting Bulletin (SAB) No. 107. The expected term of nonemployee options is equal to the contractual term.
- The risk-free interest rate is based on the interest rate payable on the U.S. Treasury securities with an equivalent expected term of the options.
- The Company determines the price volatility factor based on the historical volatilities of several publicly listed peer companies as the Company does not have trading history for its common stock.

(in thousands, except share and per share data)

- The expected dividend yield assumption is based on the Company's current expectations about its anticipated dividend policy.

The valuation of the options was calculated using the Black-Sholes option pricing model using the following range of assumptions:

	December 31, 2020	December 31, 2019
Expected dividend yield	0.0%	-
Stock price volatility	114%	-
Expected term	10.0 years	-
Risk-free interest rate	0.66% - 1.13%	-

Note 10. Other Current Liabilities

Other current liabilities consisted of the following at December 31, 2020 and 2019:

	2020	2019
Taxes payable	$ 4,512	$ 1,169
Other	142	12
Total other current liabilities	$ 4,654	$ 1,181

Note 11. Commitments and Contingencies

Operating Leases

The Company leases office space, certain facilities and other equipment under operating lease agreements that expire at various dates. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of December 31, 2020:

	Lease Payments
2021	$ 618
2022	486
2023	486
2024	486
2025	203
Total future minimum payments	$ 2,279

Rent expense totaled $1,371 and $1,085, respectively, for the years ended December 31, 2020 and 2019. Certain of the Company's lease agreements contain escalation clauses, and accordingly, the Company straight-lines the rent expense over the lease term.

(in thousands, except share and per share data)

Litigation

From time to time, the Company is involved in various claims and legal actions that arise in the ordinary course of business. As of December 31, 2020, the Company was in legal proceedings with a third party in which the Company recognized the incurrence of a loss that is probable and can reasonably be estimated in the amount of $500. Therefore, the Company established a loss contingency for this amount as of December 31, 2020. The Company was not a party to any other legal proceedings, that individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company's results of operations, financial condition or cash flows.

Note 12: Segment Information

The Company determined its operating segments based on how the chief operating decision maker ("CODM") manages the business, allocates resources, makes operating decisions and evaluates operating performance. The Company's Chief Executive Officer is its CODM. The CODM utilizes gross profit to evaluate the performance of operating segments. The CODM does not evaluate operating segments using asset information.

The Company is currently organized into one segment: The sale of cannabis and related products.

Note 13: Related Party Transactions

The Company leases a property in Santa Ana, California from an entity whose ownership group includes Dallas Imbimbo, the Chief Executive Officer of the Company. The monthly rent paid for the property is considered market rate at the time of the lease agreements. Total rent paid for the property was $454 and $265 for the years ended December 31, 2020 and 2019, respectively.

The Company has supplier agreements with two shareholders of the Company, who maintain ownership stakes in entities that supply product to the Company's California and Oregon distribution facilities.

Note 14. Income Taxes

The provision for income taxes consisted of the following for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Current		
Federal	$ 2,689	$ 1,036
State	189	27
Total	2,878	1,063
Deferred		
Federal	-	271
State	396	(1)
Total	396	270
Total income tax expense	$ 3,274	$ 1,333

(in thousands, except share and per share data)

The following table reconciles the U.S. federal statutory income tax to the Company's actual income tax expense for the years ended December 31, 2020 and 2019:

	December 31,	
	2020	2019
Net loss before income taxes	$ 387	$ (3,279)
Federal statutory rate	21.0%	21.0%
Federal income tax benefit at the statutory rate	$ 81	$ (688)
Difference in state tax rates	32	(247)
Flow through combined entity	(18)	397
IRC Section 280E disallowance	1,347	432
Stock options	808	-
Stock warrants	802	-
Federal bargain purchase	(1,046)	-
Federal employee lawsuit reserve	105	-
Other permanent differences	90	38
Opening deferred tax adjustments	-	271
Valuation allowance	159	498
Uncertain tax positions	914	632
Total federal income tax expense	$ 3,274	$ 1,333

Section 280E of the Internal Revenue Code ("IRC") prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting normal business expenses, such as payroll and rent, from gross income (revenue less cost of goods sold). Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for U.S. Federal purposes, the Internal Revenue Service (the "IRS") has subsequently applied Section 280E to state-legal cannabis businesses. Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses from their state taxes. The nondeductible expenses shown in the effective rate reconciliation above is comprised primarily of the impact of applying Section 280E to the Company's businesses that are involved in selling cannabis, along with other typical non-deductible expenses such as lobbying expenses.

(in thousands, except share and per share data)

The significant components of the Company's deferred tax assets and liabilities were as follows at December 31, 2020 and 2019:

	December 31,			
		2020		2019
Deferred income tax asset				
Net operating loss	$	599	$	488
Allowance for doubtful accounts		13		9
Charitable contributions		-		-
Employee lawsuit reserve		44		-
Valuation allowance for deferred assets		(656)		(497)
Total deferred tax assets		-		-
Intangible assets		(3,050)		-
Premises and equipment		(228)		(136)
Net deferred income tax liability	$	(3,278)	$	(136)

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the two-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as the Company's projections for future growth. On the basis of this evaluation, as of December 31, 2020, a valuation allowance of $656 and as of December 31, 2019, a valuation allowance of $497 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as the Company's projections for growth.

The following is a reconciliation of gross unrecognized tax benefits from uncertain tax positions, excluding the impact of penalties and interest, at December 31, 2020 and 2019:

	December 31,			
		2020		2019
Beginning year balance	$	632	$	-
Increase related to prior year tax positions		-		-
Increase related to current year tax positions		914		632
Ending year balance	$	1,546	$	632

Of the $632 of gross unrecognized tax benefits from uncertain tax positions outstanding as of December 31, 2019, $632 would affect the Company' effective tax rate if recognized. Of the $1,546 of gross unrecognized tax benefits from uncertain tax positions outstanding as of December 31, 2020, $914 would affect the Company's effective tax rate if recognized.

(in thousands, except share and per share data)

Interest related to uncertain tax positions are required to be calculated, if applicable, and would be classified as interest expense in the two statements of operations. Penalties would be recognized as a component of general and administrative expenses. As of December 31, 2020, $17 of interest and $183 of penalties were reported and as of December 31, 2019, no interest and penalties of $61 were reported.

Note 15. Acquisitions/Business Combinations

The following acquisitions have been accounted for as a business combination using the acquisition method of accounting.

Michael Reeves LTRMN Inc and Blue Ribbon Holdings Stock Contribution Agreement: On July 3, 2019, Umbrla, Inc., LTRMN Inc, Blue Ribbon Holding Company and Michael Reeves ("Reeves") entered into a Stock Contribution Agreement wherein Michael Reeves is to contribute all the issued and outstanding shares of LTRMN Inc (500,000 shares) and Blue Ribbon Holding Company (1,000,000) to Umbrla, Inc. in exchange for 7,500,000 shares of Umbrla, Inc. Reeves is the sole shareholder of both LTRMN Inc. and Blue Ribbon Holding Company. The Parties agree that the value of the Contributor Shares at Closing is $2,000. The Parties agree that the value of the Umbrla, Inc. Rollover Shares at Closing is $2,000. The closing date of the transaction was June 30, 2020.

Four Twenty Greenstreet Stock Purchase Agreement: On September 6, 2019, Umbrla, Inc. and Vivian Khong ("Khong") entered into a Stock Purchase Agreement wherein Umbrla, Inc.is to purchase from Khong 100,000 shares of common stock (par value $0.0001) of Four Twenty Greenstreet, Inc., representing 100% of the issued and outstanding shares of Four Twenty Greenstreet. The aggregate purchase price for the shares is $1.00, plus the Company's assumption of Four Twenty Greenstreet's outstanding liabilities. The closing date of the transaction was August 11, 2020.

(in thousands, except share and per share data)

The following table summarizes the fair value of the consideration paid and the assets acquired, and liabilities assumed at the acquisition date of the Company's business combinations:

	Reeves, LTRMN & Blue Ribbon	Four Twenty Greenstreet
Assets acquired		
Cash and cash equivalents	$ 260	$ 378
Accounts receivable, net	546	-
Inventory	1,573	400
Prepaid expenses and other current assets	358	73
Property and equipment, net	510	106
Intangible assets	1,679	4,000
Other assets	-	274
Total assets acquired	4,926	5,231
Liabilities assumed		
Accounts payable	1,563	23
Accrued expenses	96	8
Other current liabilities	245	218
Notes payable	3,622	-
Total liabilities assumed	5,526	249
Fair value of consideration	1,100	-
Goodwill (bargain purchase)	$ 1,700	$ (4,982)

The following transactions have been accounted for as asset acquisitions;

PT-Kor Asset Purchase Agreement: On September 18, 2019, Umbrla, Inc., PT-KOR, Inc. ("PT-KOR") and Joseph Gerlach ("Gerlach") entered into an Asset Purchase Agreement wherein the Umbrla, Inc. is to purchase and assume from PT-KOR, the rights and obligations of PT-KOR to the Purchased Assets and the Assumed Liabilities (as defined with the agreement) for $3,000. The closing date of the transaction was June 15, 2020. Gerlach is the sole shareholder of PT-KOR. Umbrla, Inc. previously made loans to PT-KOR in the aggregate principal amount of $3,000, as documented in certain promissory notes between the Umbrla, Inc. and PT-KOR. The aggregate purchase price for the Purchased Assets of $3,000, is to be offset against the Promissory Notes and result in the full satisfaction of the Promissory Notes, plus the assumption of the Assumed Liabilities.

Joseph Gerlach Contribution Agreement: On September 18, 2019, Umbrla, Inc. and Gerlach entered into a Contribution Agreement wherein Gerlach is to sell and Umbrla, Inc. is to purchase Gerlach's Goodwill. Gerlach independently developed, and is the owner of certain intellectual property, know-how, close business relationships, goodwill, trade secrets, processes, methods, research records, knowledge and other information related thereto (collectively referred to as, the "Goodwill" within the agreement), which Gerlach, made available to PT-KOR In exchange for contributing the Goodwill, Umbrla, Inc. will issue 23,561,175 shares of common stock to Gerlach. Umbrla, Inc. is acquiring certain assets of PT-KOR, Inc. pursuant to a certain Asset Purchase Agreement. Gerlach is the sole shareholder of PT-KOR, Inc. The closing date of the transaction was June 15, 2020.

(in thousands, except share and per share data)

Joseph Gerlach Membership Interest Contribution Agreement (LTRMN Berkeley): On August 31, 2020, Umbrla, Inc. and Gerlach entered into a Membership Interest Contribution Agreement wherein Gerlach is to contribute his 72% interest in LTRMN Berkeley LLC exchange for 1,957,359 shares of Umbrla, Inc. common stock, par value $0.0001. Prior to Gerlach's contribution, Umbrla, Inc. owned 20% of LTRMN Berkeley LLC. After the contribution, Umbrla, Inc. will own 92% of LTRMN Berkeley LLC.

William Kyle Iverson Membership Interest Contribution Agreement (LTRMN Berkeley): On September 15, 2020, Umbrla, Inc. and William Kyle Iverson ("Iverson") entered into a Membership Interest Contribution Agreement wherein Iverson is to contribute his 8% interest in LTRMN Berkeley LLC exchange for 217,494 shares of Umbrla, Inc. common stock, par value $0.0001. After the transaction, Umbrla, Inc. will own 100% of LTRMN Berkeley.

Note 16. Subsequent Events

The company evaluated all events or transactions that occurred after December 31, 2020 through June 7, 2021, the date the financial statements were available to be issued.

Line of Credit Amendment

On March 31, 2021, the Company entered into an amended credit agreement with Bespoke Financial, Inc. The amendment extended the maturity date one year to October 30, 2022. Additionally, the total available amount was increased to the lesser of a maximum draw amount of $4,500 and a borrowing base consisting of eligible accounts receivable, inventory, and cash that serve as collateral.

PPP Loan Forgiveness

During the second quarter of 2021, the Company received loan forgiveness on two of its outstanding PPP loans in accordance with the PPP loan program. The Company anticipates receiving forgiveness of the remining two loans during the remainder of 2021.

Terra Tech Inc. acquisition/merger agreement.

On March 3, 2021, Terra Tech Corp. ("Terra Tech") announced the acquisition of Umbrla, Inc., which had recently rebranded as Unrivaled. The transaction is subject to certain closing conditions as set forth in Terra Tech's Form 8-K and is an all-stock transaction. Umbrla, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") A wave of state legalization of cannabis can be expected, but visibility on timing will vary. Industry and market reports estimate that even without federal legalization, the US cannabis market would grow +32% year over year in 2021 and +25% year over year in 2022. Additionally, the risks and uncertainties stemming from the COVID-19 pandemic continue to impact the industry and the Company's business.